UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

AMERICAN CAPITAL SENIOR FLOATING, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On May 10, 2018, American Capital Senior Floating, Ltd. (the “Company”) held a call for investors during which the Company discussed, among other things, the plan of liquidation and dissolution. The following is a copy of the transcript that call:

AMERICAN CAPITAL SENIOR FLOATING, LTD. FQ1 2018 EARNINGS CALL MAY 10, 2018 Call Participants .................................................................................................................................................................... EXECUTIVES Kevin R. Braddish President & Chief Executive Officer Penelope F. Roll Chief Financial Officer Veronica Mendiola Vice President of Public IR & Communications 2 WWW.SPCAPITALIQ.COM Copyright © 2018 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved.

AMERICAN CAPITAL SENIOR FLOATING, LTD. FQ1 2018 EARNINGS CALL MAY 10, 2018 Presentation .................................................................................................................................................................... Operator Good morning, and welcome to the American Capital Senior Floating's First Quarter Ended March 31, 2018 Earnings Conference Call. [Operator Instructions] As a reminder, this conference is being recorded on Thursday, May 10, 2018. And now I would like to turn the call over to Veronica Mendiola in Investor Relations. Veronica Mendiola Vice President of Public IR & Communications Thank you. Good afternoon, and thank you for joining us today for ACSF's First Quarter Earnings Conference Call. I'm joined today by Kevin Braddish, our Director, President and Chief Executive Officer; and Penni Roll, our Chief Financial Officer. Before we begin, I want to remind you that comments made during the course of this conference call and webcast and the accompanying documents contain forward-looking statements and are subject to risks and uncertainties. Many of these forward-looking statements can be identified by the use of words such as anticipates, believes, expects, intends, will, should, may and similar expressions. ACSF's actual results could differ materially from those expressed in such forward-looking statements for any reason, including those listed in its SEC filings. ACSF assumes no obligation to update any such forward-looking statements. Please also note that past performance or market information is not a guarantee of future results. ACSF's 8-K and 10-Q, both of which were filed today, are also available on our website at www.acsf.com. Just a note before we begin. This morning, via an 8-K and press release, ACSF announced that its Board of Directors unanimously approved a plan of complete liquidation and dissolution. Also today, ACSF filed a preliminary proxy statement indicating that the company plans to hold a special meeting of stockholders to seek approval to complete the plan. As a result, we will not be able to answer any questions on this call. We encourage you to review the preliminary proxy materials should you have further questions. I will now turn the call over to Kevin Braddish, ACSF's CEO. Kevin R. Braddish President & Chief Executive Officer Thank you, Veronica. Good afternoon, and thanks again to everyone for joining. As Veronica mentioned, this morning, we announced that our board has determined that it is in the best interest of the company and our stockholders to recommend a plan of liquidation and dissolution. Before we discuss the plan further, Penni will provide a brief overview of our first quarter results, and then I'll provide some commentary on the recent announcement. I'll now turn the call over to Penni. Penelope F. Roll Chief Financial Officer Thank you, Kevin. For the first quarter of 2018, we reported net investment income of $0.22 per share, a decrease of $0.03 per share from the fourth quarter of 2017 and $0.09 per share from the first quarter of 2017. As we discussed on our last call, we have been very active in repositioning our loan portfolios since taking over as ACSF's manager at the beginning of 2017. While asset spread compression continues to impact the spreads on our portfolio, the total portfolio yield increased to 7.2% at March 31, 2018, from 7.05% at December 31, 2017, primarily benefiting from increases in LIBOR through our loan portfolio. 3 WWW.SPCAPITALIQ.COM Copyright © 2018 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved.

AMERICAN CAPITAL SENIOR FLOATING, LTD. FQ1 2018 EARNINGS CALL MAY 10, 2018 The yield on the loan portfolio grew by 38 basis points to 6.46% at March 31, 2018, from 6.08% at December 31, 2017. However, yields in cash flows on our CLO investments, which represented 19% of our portfolio at March 31, 2018, have been impacted by declining loan spreads and by the mismatch between the LIBOR index on the underlying loan portfolio and the CLO's liabilities, reducing the yield on our CLO portfolio by 63 basis points to 9.96% at March 31, 2018, from 10.59% at December 31, 2017. While we had a higher portfolio yield at the end of the first quarter, our investment income was down versus the prior quarter due to having a smaller average investment portfolio, reflecting the continued challenges of finding investments that provide what we believe to be an appropriate risk-adjusted return that meets the investment objectives of the company. Net expenses for the 3 months ended March 31, 2018 were $1.9 million, consistent with net expenses for the 3 months ended December 31, 2017, and up 21% from the 3 months ended March 31, 2017. The increase over the first quarter of 2017 is related to an increase in interest expense, primarily due to rising LIBOR rates and the expiration of the Voluntary Expense Cap on general and administrative expenses. We had net realized and unrealized gains on investments of approximately $900,000 during the quarter, resulting in net earnings of $3.1 million or $0.31 per share compared to $0.25 per share in the fourth quarter of 2017 and $0.28 per share in the first quarter of --sorry, 2017. We ended the quarter with a net asset value of $13.11 per share as compared to $13.09 per share at the end of 2017. Looking at the right-hand side of our balance sheet, as of March 31, 2018, we had $93.8 million of debt outstanding under our current --under our credit facility. And our debt-to-equity ratio was 0.72:1, up from the 0.67:1 at December 31, 2017. In addition, at March 31, 2018, we had $3.6 million in cash and cash equivalents and $41.2 million of available capacity under our revolving credit facility. Turning to our portfolio composition. As of quarter end, we had a $225 million portfolio at fair value, comprised of $170 million or 75.5% in first lien loans, $13 million or 5.8% in second lien loans and $42 million or 18.7% in CLO equity. The weighted average yield at cost for the entire portfolio as of March 31, 2018 was 7.2%. And now with that, I would like to turn the call back over to Kevin. Kevin R. Braddish President & Chief Executive Officer Thanks, Penni. Since Ivy Hill became the manager of ACSF in January of 2017, we've been committed to managing ACSF in the best interest of its stockholders. Accordingly, after conducting a strategic review, our board has determined that it is in the best interest of the company and our stockholders to initiate a plan of complete liquidation and dissolution and to return the proceeds to stockholders. The management team and the board believe that conditions in the liquid credit market will continue to challenge the company's ability to improve its level of earnings in the foreseeable future. In addition, with the challenges of being able to cover its dividend from current net investment income and ACSF's common stock trading at a significant discount to its net asset value, the company is not in a position to scale without meaningful dilution to stockholders. For these reasons, we and the board believe that a managed liquidation is the best outcome for stockholders. In addition to considering our complete liquidation and dissolution, we and our board also explored various other strategic options. We also examined maintaining the company as a stand-alone entity with increased leverage, potentially permitted through the Small Business Credit Availability Act and engaging in a merger or acquisition with an affiliated or third-party company. Following the review process mentioned above, we concluded that a managed liquidation and distribution of the net cash proceeds to stockholders provides the most attractive option to enhance stockholder value when considering costs, certainty of result, timing and other factors. As outlined in the preliminary proxy materials, the plan is to sell all or substantially all of our assets and resolve our remaining liabilities and then distribute the net proceeds to our stockholders. After which, the company will be dissolved. 4 WWW.SPCAPITALIQ.COM Copyright © 2018 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved.

AMERICAN CAPITAL SENIOR FLOATING, LTD. FQ1 2018 EARNINGS CALL MAY 10, 2018 Based on the fair value of our portfolio as of March 31, 2018, we currently estimate the aggregate amount of distributions received by each stockholder, including cumulative dividends declared and payable after March 31, 2018, will be between 97% to 99% of the company's NAV or net asset value per share as of March 31, 2018, of $13.11, representing a range of $12.71 to $12.98 per share. This estimate is subject to certain assumptions, which are more fully described in the preliminary proxy statement that was filed earlier today. The actual distributions received by each stockholder could be more or less than this estimated range, and the timing of the asset sales and liquidating distributions is uncertain. As previous --as mentioned previously, we intend to hold a special meeting of stockholders to seek approval of the plan. We will file definitive proxy materials in the near future, which will establish the meeting date. Further, the board declared a monthly dividend of $0.097 per share, consistent with the previous monthly dividend level for stockholders of record on May 21, June 20 and July 20, 2018. In light of the initiation of the plan, the board will evaluate the payment of dividends on a monthly basis after the payment of the July 2018 dividend. As I trust you all understand, we are currently unable to provide any additional information or answer any questions at this time. Please refer to the preliminary proxy materials that were filed with the SEC this morning for additional information. There is a frequently asked question-and-answer section contained in the preliminary proxy that is also posted on our website for your review. Lastly, we have appreciated the opportunity to manage the company and want to thank everyone for their time today and over the past year. That concludes our prepared remarks. Operator Ladies and gentlemen, this concludes our conference call for today. If you missed any part of today's call, an archived replay of this conference call will be available approximately 1 hour after the end of the call through 1 hour at --through May 24, 2018, at 5:00 p.m. to domestic callers by dialing (877) 344-7529 and to international callers by dialing (412) 317-0088. For all replays, please reference conference number 10119904. An archived replay will also be available on the webcast link located at the homepage of the Investor Resources section of our website. Thank you, and have a good day. 5 WWW.SPCAPITALIQ.COM Copyright © 2018 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved.

AMERICAN CAPITAL SENIOR FLOATING, LTD. FQ1 2018 EARNINGS CALL MAY 10, 2018 The information in the transcripts ("Content") are provided for internal business purposes and should not be used to assemble or create a database. The Content is based on collection and policies governing audio to text conversion for readable "Transcript" content and all accompanying derived products that is proprietary to Capital IQ and its Third Party Content Providers. The provision of the Content is without any obligation on the part of Capital IQ, Inc. or its third party content providers to review such or any liability or responsibility arising out of your use thereof. Capital IQ does not guarantee or make any representation or warranty, either express or implied, as to the accuracy, validity, timeliness, completeness or continued availability of any Content and shall not be liable for any errors, delays, or actions taken in reliance on information. The Content is not intended to provide tax, legal, insurance or investment advice, and nothing in the Content should be construed as an offer to sell, a solicitation of an offer to buy, or a recommendation for any security by Capital IQ or any third party. In addition, the Content speaks only as of the date issued and is based on conference calls that may contain projections of other forward-looking statements. You should not rely on the Content as expressing Capital IQ’s opinion or as representing current information. Capital IQ has not undertaken, and do not undertake any duty to update the Content or otherwise advise you of changes in the Content. THE CONTENT IS PROVIDED "AS IS" AND "AS AVAILABLE" WITHOUT WARRANTY OF ANY KIND. USE OF THE CONTENT IS AT THE USERS OWN RISK. IN NO EVENT SHALL CAPITAL IQ BE LIABLE FOR ANY DECISION MADE OR ACTION OR INACTION TAKEN IN RELIANCE ON ANY CONTENT, INCLUDING THIRD-PARTY CONTENT. CAPITAL IQ FURTHER EXPLICITLY DISCLAIMS, ANY WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. CAPITAL IQ, SUPPLIERS OF THIRD-PARTY CONTENT AND ANY OTHER THIRD PARTY WORKING WITH CAPITAL IQ SHALL NOT BE RESPONSIBLE OR LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY DAMAGES OR LOSS (INCLUDING DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL AND ANY AND ALL OTHER FORMS OF DAMAGES OR LOSSES REGARDLESS OF THE FORM OF THE ACTION OR THE BASIS OF THE CLAIM) CAUSED OR ALLEGED TO BE CAUSED IN CONNECTION WITH YOUR USE OF THE CONTENT WHETHER OR NOT FORESEEABLE, EVEN IF CAPITAL IQ OR ANY OF THE SUPPLIERS OF THIRD-PARTY CONTENT OR OTHER THIRD PARTIES WORKING WITH CAPITAL IQ IN CONNECTION WITH THE CONTENT HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. © 2018 Capital IQ, Inc. 6 WWW.SPCAPITALIQ.COM Copyright © 2018 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved.

Additional Information and Where to Find It

On the date of this filing, the Company has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”). The Company plans to file with the SEC and mail to its stockholders a definitive proxy statement (the “definitive proxy statement”) and other relevant materials. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF THE COMPANY. Stockholders will be able to obtain the definitive proxy statement and the other relevant materials (when they become available), and any other documents filed by the Company with the SEC, free of charge, from the SEC’s website at www.sec.gov and from the Company’s website at www.acsf.com. Stockholders may also obtain free copies of the definitive proxy statement, the other relevant materials and and other documents filed with the SEC from the Company by contacting the Company’s Investor Relations Department at (888) 818-5298.

Participants in the Solicitation

The Company and its directors and officers and employees of Ivy Hill Asset Management, L.P. or its affiliates may be deemed to be participants in the solicitation of proxies in connection with the meeting. Information regarding the Company’s directors and executive officers is available in the Company’s annual report for the year ended December 31, 2017 on Form 10-K (the “ACSF Annual Report”), filed with the SEC on March 14, 2018, and the preliminary proxy statement filed with the SEC on the date hereof. To the extent holdings of securities by such directors or executive officers have changed since the amounts disclosed in the preliminary proxy statement, such changes will be reflected on Statements of Change in Ownership on Form 4 filed by such directors or executive officers, as the case may be, with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other relevant materials when such documents become available. These documents may be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the SEC. Any forward-looking statement made by the Company in this communication speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.